UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2020

Atara Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 900 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 278-8930

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective December 4, 2020, Atara Biotherapeutics, Inc. (the “Company” or “Atara”) entered into a Research, Development and License Agreement (the “License Agreement”) with Bayer AG (“Bayer”). Pursuant to the License Agreement, the Company grants to Bayer an exclusive, field-limited license under the applicable patents and know-how owned or controlled by the Company and its affiliates covering or related to ATA2271 and ATA3271, the Company’s next-generation CAR T immunotherapy programs targeting mesothelin, of which the Company is currently developing ATA2271 in collaboration with Memorial Sloan Kettering Cancer Center (“MSK”), to develop, manufacture and commercialize products comprising ATA2271 and ATA3271 and certain derivatives thereof (“Licensed Products”), in each case targeting mesothelin.

Under the terms of the License Agreement, the Company will be responsible at its cost for all mutually agreed pre-clinical and clinical activities for ATA2271 through the first in human Phase 1 clinical study, following which Bayer will be responsible for the further development of ATA2271 at its cost. Bayer will be responsible for the development of ATA3271, except for certain mutually agreed pre-clinical, translational, manufacturing and supply chain activities to be performed by the Company relating to ATA3271, in each case at Bayer’s cost. Bayer will also be solely responsible for commercializing the Licensed Products at its cost. The Company will own any intellectual property rights developed solely by the Company under the collaboration, and Bayer will own any intellectual property rights developed solely by Bayer or jointly by the parties under the collaboration. Such Bayer-developed or jointly-developed intellectual property rights are subject to the Company’s rights to certain manufacturing and process development-related intellectual property. The Company has agreed to not develop or commercialize (or assist any third party to develop or commercialize) any cell therapy targeting mesothelin outside of the collaboration with Bayer for a period of three years from the first commercial sale of a Licensed Product.

Bayer will pay the Company an upfront cash payment of $45.0 million for the exclusive license grant, and will make an additional $15.0 million reimbursement payment to the Company for certain research and process development activities to be performed by the Company under the License Agreement. The Company is also entitled to receive (i) up to an additional $5.0 million for additional, specified pre-clinical and translational activities under the License Agreement, (ii) an aggregate of up to $610.0 million in milestone payments upon achieving certain development, regulatory and commercial milestones relating to Licensed Products and (iii) additional amounts for manufacturing services and product supply. In addition, the Company is eligible to receive tiered royalties at percentages up to low double digits on worldwide net product sales of Licensed Products on a country-by-country and product-by-product basis until the later of 12 years after the first commercial sale in such country or the expiration of specified patent rights in such country, subject to certain reductions and aggregate minimum floors. The License Agreement includes (i) various representations, warranties, covenants, indemnities, and other customary provisions and (ii) contains customary provisions for termination by Bayer for convenience, by the Company upon a challenge of the Company’s licensed patents, and by either party, including in the event of breach of the License Agreement (subject to cure), subject, in each case, to certain reversion rights, or upon the other party’s bankruptcy.

Pursuant to the License Agreement, for a limited period of time and only if the Company pursues a potential out-license of an additional Atara CAR T product candidate, the Company also grants Bayer a non-exclusive right to negotiate a license of such additional Atara CAR T product candidate on mutually agreed terms. The foregoing right granted to Bayer will expire upon certain change of control events of the Company.

The foregoing summary is qualified in its entirety by reference to the License Agreement. The License Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARA BIOTHERAPEUTICS, INC.

Date: December 7, 2020	By:	/s/ Amar Murugan
Amar Murugan
Senior Vice President and General Counsel